Exhibit 10.12

LEASE AGREEMENT

(the “Agreement” or the “Lease”)

dated as of 10th March 2010

by and between

Nemaco Fléchères B.V., a company constituted under the laws of the Netherlands whose registered office is at Diepenbrockstraat 54, 1077WB, Amsterdam, Netherlands

(“Nemaco Fléchères”)

jointly and severally with

Nemaco Suisse SA, a company constituted under the laws of Switzerland whose registered office is at Chemin de Terre Bonne 1,1262 Eysins, Switzerland

(“Nemaco Suisse”)

(together “Nemaco” or the “Landlord”)

and

Cadbury Europe SA, a company constituted under the laws of Switzerland whose registered office is at Avenue des Uttins 3,1180 Rolle, Switzerland

(“Cadbury” or the “Tenant”)

(each referred to as a “Party” and collectively referred to as the “Parties”)

regarding the lease of

a building, located Chemin de Terre Bonne, Building B1, 1262 Eysins (the “Premises”), situated on the properly registered under n° 179 in the Land Register of the municipality of Eysins (the “Property”), Switzerland

WHEREAS:

(A)	Nemaco Fléchères is the owner of the Premises and the Property (Annex 1).

(B)	Nemaco Suisse manages the Premises and the Property for the account of Nemaco Fléchères and is willing to enter into the Agreement jointly and severally with Nemaco Fléchères.

(C)	Between October 2008 and March 2010 (the “Construction Phase”), the Landlord is to carry out construction works (the “Construction Works”) required by the Tenant. These Construction Works relate to the building’s shell and structure and fit-out equipment and are the subject of a separate development agreement, entered into between the parties on the date hereof (the “Development Agreement”).

(D)	Subject to the terms and conditions set out in this Agreement, the Landlord agrees to lease the Premises to the Tenant, which agrees to enter into such lease.

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

Article 1

OBJECT OF THIS AGREEMENT

1.1	The Landlord leases to the Tenant, who accepts, on the terms and conditions set forth in this Agreement and its Annexes, the following Premises as delineated on the attached plans (Annex 2):

In addition, the Premises include:

(i)	35 adequate external parking facilities located on or adjacent to the Premises; and

(ii)	standard and special Fit-out Equipment required by the Tenant, which are listed in the Inventory referred to in Article 3.

Article 2

SIGNAGE & DEVELOPMENT OF SITE

2.1	Signage

Nemaco Suisse and the Tenant will together select the signage related to the Tenant, such signage to be installed in the business park in which the Premises are located by the Landlord at least 7 calendar days before the beginning of the Lease (Clause 4.1.1) and at his own cost. For the rest, the Landlord hereby authorizes the Tenant to place, at his own costs, signage on the Premises themselves, in particular on the top of the roof and the facade of the Premises.

2.2	Development of the Site

For the purpose of this provision, the term “Site” means, the parcel n° 179 and any other adjacent parcels currently or that may in the future be owned by the Landlord or any other entities of the Nemaco group. The term “Development” means any construction works, developments or facilities whatsoever on the site.

The Landlord hereby undertakes to take all steps:

(i)	to ensure that the Development of the Site shall not preclude or hinder the Tenant from performing its contemplated activities on the Premises, in particular as a result of vibrations, smoke emission, noxious fume, noise;

(ii)	to maintain to the Tenant a full and permanent access way of a reasonable standard to the Premises and to the outside parking facilities.

(iii)	to guarantee all utility supply (e.g. water, electricity, gas, telephone, data, etc.)

Article 3

INVENTORY

Before the beginning of the Lease as set out under Clause 4.1.1, the Parties undertake to draw up a complete inventory listing the standard and special Fit-Out Equipment, which has to be agreed to in writing by all parties and will be attached as Annex 3. The inventory shall form an integral part of the Lease.

Article 4

DURATION

4.1	Beginning of the Lease

4.1.1	The Lease shall begin on March 15th, 2010.

4.1.2	Notwithstanding commencement of the Lease as of March 15th, 2010, the Tenant’s obligation to pay rent shall not commence until the end of the Rent Free Period specified in clause 6.1.3.

4.2	Initial duration of the Lease

4.2	The Lease is concluded for an initial duration of 10 years, starting as of the date set out under Clause 4.1.1.

4.3	Renewal Periods

4.3.1	After the expiration of the initial duration, the Tenant shall have the option to extend the Lease for two additional successive 5-year periods (the “Renewal Periods”), by giving written notice to the Landlord at least 12 months before the expiration of the previous term. The renewal of the Lease shall continue on the same terms and conditions as the initial term, except for the Rent which is to be adjusted as per Clause 6.4.

Article 5

EARLY TERMINATION RIGHT OF THE TENANT

5.1	The Tenant shall have the option to terminate the Lease for the end of a 7.5 year time-period running as of the date of the beginning of the Lease as set out in clause 4.1.1, by giving written notice to the Landlord at least 12 months before the expiry of the 7.5 year time-period.

5.2	The exercise of the early termination option is subject to the payment by the Tenant of a penalty amounting to CHF 1,500,000.—. At the end of the Lease, the Tenant shall return the Premises to the Landlord in accordance with Clause 7.5.

Article 6

RENT

6.1	The initial Rent

6.1.1	The Tenant hereby undertakes to pay to the Landlord an annual initial net rent (the “Initial Rent”) fixed at CHF 1,220,000.—, exclusive of VAT.

6.1.2	The Initial Rent is subject to adjustments as set out under Clause 6.5.

6.1.3	The Tenant shall benefit from a Rent Free Period which will expire on September 15th, 2010, except that if Landlord has not provided Tenant with access to the GMP areas of the Premises for installation of laboratory and pilot plant equipment by January 29th, 2010, the Rent Free Period shall be extended by one day for each day beyond January 29th, 2010 by which such access is delayed.

6.2	The Service Charges

6.2.1	The Rent may be subject to Service Charges, to be paid as an estimated amount in advance for such as 1) common and general services, 2) insurance of the Fit-out Equipment, 3) utilities like, water consumption, energy, heating, telephones, data and internet services (the “Services Charges”) in accordance with the PDD (which, for the purposes of this Agreement, shall be defined as in the Development Agreement) at net cost paid by the Landlord and with no profit or margin of any kind for the Landlord. Prior to the commencement of the Lease, the parties will agree which services are to be provided under this clause and record their agreement in Annex 5.

6.3	Time and place of payment

6.3.1	The Rent is due as of the date on which the Rent Free Period expires, as specified in clause 6.1.3.

6.3.2	The Rent is to be paid quarterly in advance to the bank account of the Landlord at BCGE, 1211 GENEVE 2, CH46 0078 8000 U330 3017 2, NEMACO FLECHERES BV (the first such payment, calculated as a proportion of the annual Rent, to be paid on the date on which the Rent Free Period expires, in respect of the period from that date to December 31st, 2010).

6.3.3	The Service Charges are to be paid at the same term as the Rent (save that Services Charges for services provided by the Landlord during Rent Free Period will be payable, notwithstanding that no Rent is payable). The Tenant shall pay quarterly provisional installments, which amounts are set in advance. The Landlord will establish an annual breakdown of the effective Services Charges on June 30 at the latest. Based on this breakdown, the Landlord will reimburse any overpaid amount to the Tenant or the Tenant will pay any outstanding amount to the Landlord.

6.4	Revision of the Rent

6.4.1	The Rent shall not be increased during the first year of the lease for any reason whatsoever.

6.4.2	As of the second year of the Lease, the Rent is to be adjusted in accordance with the evolution of the Swiss Consumer Price Index (the “CPI”). The first adjustment shall take as a starting point the CPI at the date of the beginning of the Lease and, whereas, subsequent adjustments shall be based upon the CPI used for the last notification.

6.4.3	At least 18 months before each of the two Renewal Periods, the Parties shall renegotiate the Rent in order to adjust it to the then prevailing market rent. The new Rent is to be capped at a maximum of 5% (plus or minus) by comparison to the previous Rent. For the other years, the Rent is only to be adjusted in accordance with the CPI as set out under Clause 6.4.2. The adjustments set out under this Clause shall be agreed upon in writing by the Parties.

6.4.4	In the event the Parties should not reach an agreement at least 16 months before each of the Renewal Periods, the Parties shall appoint an independent expert affiliated to the Swiss Chamber of experts in real estate estimates (in French: Chambre Suisse d’experts en estimations immobilères (the “Expert”) who will determine the new Rent in accordance with this Clause. The decision of the Expert shall be final and binding upon the Parties. Shall this decision be given less than one year before the expiration of the term the Tenant shall retain the option to extend the Lease as set out under Clause 4.3.1, by giving written notice to the Landlord within 30 calendar days after the date of receipt of the decision.

6.4.5	Should the Site Development during the Construction Phase or the Lease materially and adversely impact the value or use of the Site or the Premises or the interest of the Tenant, the Rent shall be reduced as referred to under Clause 8.3.3.

6.4.6	However, in the event the Tenant makes (i) amendments to the PDD as defined in the Development Agreement or (ii) alterations to the Premises as set under Clause 7.4, the Rent shall not be subject to any specific adjustment, except from those as referred to here above.

6.4.7	During the Lease the Rent shall not be adjusted in the event the lettable area or the Fit-out Equipment are modified, in particular no adjustment will occur in case the Tenant made alterations as set out under Clause 7.4. The sole revisions of the Rent are set out under Clause 6.4.

Article 7

DUTIES OF THE TENANT

7.1	Bank guarantee

To guarantee the execution of the obligations hereunder, the Tenant is to supply a standard bank guarantee in favour of the Landlord in an amount of CHF 305’000— at the beginning of the Lease. This guarantee shall not vary during the lease and its renewals periods for any reason whatsoever.

7.2	Duty of care, maintenance and repairing

7.2.1	The Tenant undertakes to maintain the Premises properly in order to keep them in good condition and clean within the meaning of Article 257f et seq. of the Swiss Code of Obligations (the “SCO”).

7.2.2	Under the terms of Article 259 SCO and the PDD the Tenant is responsible for the maintenance and the repair of the Fit-Out Equipment and the elements subject to renewal from reasonable wear and tear and to remedy the defects that may be removed by minor cleaning works. For the rest, the Landlord is responsible for all maintenance and repair, as set out under Clause 8.1.

7.3	Insurances

7.3.1	The Tenant shall subscribe, at his own cost, a civil liability insurance covering the Tenant in the event the Tenant (or any third party whose actions or omissions are attributable to the Tenant) causes any damage whatsoever to the Premises and/or to the Fit-Out Equipment, such insurance covering the full replacement value of the Premises and/or the Fit-Out Equipment (“assurance-responsabilité civile locataire”).

7.3.2	In addition, the Tenant shall, at his own cost, subscribe a civil liability insurance covering the Tenant against any third party claim that may be brought against the Tenant as a result of the Tenant’s operation of its activities.

7.4	Alterations to the Premises

7.4.1	The Tenant is allowed to make minor alterations to the Premises, without the approval of the Landlord.

7.4.2	The Landlord authorized in advance the Tenant to later transform at a later point in time, at the Tenant’s choice and costs, the laboratory and service area and the plant area and production kitchens facilities within the Premises into office and office-related space.

7.4.3	The Tenant is allowed to make other structural alterations to the Premises, subject to the prior written approval of the Landlord (requested at least 30 days in advance), such approval shall not be unreasonably withheld, conditioned or delayed.

7.5	Return of the Premises at the end of the Lease

7.5.1	Upon termination of the Lease, the Tenant shall return the Premises, including the standard Fit-Out (except for the special Fit-Out, which have been acquired by the Tenant pursuant to the Development Agreement), in good condition, subject to ordinary wear and tear. The standard and special Fit-Out might remain in the Premises, however the laboratory and pilot plant equipment installed by Tenant must be removed at Tenant’s cost.

7.5.2	The Tenant shall not be required to carry out any reinstatement as regards to the alterations made by the Tenant to the Premises in accordance with Clause 7.4. However, the Landlord shall indemnify the Tenant for any structural alterations that improved the value of the Premises, in accordance with Article 260a par. 3 SCO and computed as per the PDD.

7.5.3	No other obligation is imposed on the Tenant as regards the condition of the Premises at the end of the Lease.

Article 8

DUTIES OF THE LANDLORD

8.1	Duty of maintenance and repair

8.1.1	The Landlord is responsible for the maintenance and the repair of all elements of the shell and the structure of the Premises, in accordance with Articles 259a et seq. SCO and the PDD. The Landlord is liable for damages, including loss of profits, incurred as a result of any defect in accordance with Article 259e SCO. In addition, in accordance with clause 1.1.7.1 of the Development Agreement, Landlord has agreed that, if and to the extent that, at any time during the term of the Lease, the PVC used as cladding for the piping systems in the Property shows signs of actual or imminent deterioration, Landlord will without delay following written notice from the Tenant specifying the signs of deterioration, at its own cost, repair or replace the same, to the reasonable satisfaction of the Tenant.

8.1.2	The Parties have agreed upon defects that are characterized as “emergencies” and which are listed in Annex 4. The Landlord shall respond in writing within 24 hours to an “emergency” defect notified in writing by the Tenant. The Landlord shall remedy to such an “emergency” defect, to all extent possible and at his own cost, within 2 calendar days.

8.1.3	For any other defect which is not listed in Annex 4, the Landlord shall respond within 2 calendar days as of receipt of the written notice of the Tenant. The Landlord shall remedy to such defects, to all extent possible and at his own cost, within 5 calendar days.

8.2	Insurances

8.2.1	The Landlord shall subscribe, at his own cost, an insurance cover for the Premises, including the Fit-Out Equipment but for the accordance of doubt, excluding the laboratory and pilot plant equipment installed by the Tenant, for full replacement value, against loss or destruction because of fire, water, flood or other causes normally insured by an “All Risks” policy, such policy to name the Tenant as an insured party. Further, the Landlord shall subscribe, at his own cost, an insurance cover the exterior signage as set out under Clause 0 for full replacement value, against any cause whatsoever (in particular, vandalism).

8.2.2	In addition, the Landlord shall, at his own cost, subscribe a civil liability insurance against any claim brought against the Landlord in its capacity as owner of the Premises (in French: “assurance-responsabilité civile propriétaire d’immeuble”).

8.2.3	The Landlord shall also subscribe, at his own cost, a civil liability insurance for full replacement value covering the Landlord in the event the Landlord (or any third party whose actions or omissions are attributable to the Landlord) should cause any damage, loss of profit or other prejudice whatsoever to the property or the operations of the Tenant.

8.2.4	The Landlord undertakes to provide the Tenant with a copy of all the abovementioned insurance policies, within 10 calendar days of the start of each insurance period.

8.3	Development of the Site

8.3.1	For the purpose of this provision, the term “Site” and “Development” have the same meaning as defined under Clause 2.2.

8.3.2	As of the date of the signature of the Agreement and during the whole duration of the Lease, the Landlord undertakes to ensure that:

-	the Development of the Site will not preclude the Tenant from conducting its contemplated activities;

-	the Development of the Site will not preclude the Tenant from transforming the Premises into office space as set out under Clause 7.4.

8.3.3	Should the Site Development, as set out here above or under Clause 2.2, cause a reduction of the value of the Site or the Premises or the interest of the Tenant in relation with the Site as set out in the PDD, the Rent shall be reduced in a measure appropriate in respect to the prejudice suffered by the Tenant.

Article 9

ASSIGNMENT

9.1	The Landlord hereby approves and consents to any assignment of the Lease to an entity forming part of the Cadbury Group (i.e. a legal entity that is controlled by the Tenant, that controls the Tenant or that is under the same common control with the Tenant).

9.2	The assignment of the Lease to a third party that does not form part of the Cadbury Group is subject to the prior approval of the Landlord, such approval not to be unreasonably withheld, conditioned or delayed, in accordance with Articles 262 and 263 SCO. The Landlord is to respond within 20 calendar days following receipt of the terms and conditions of the assignment, failing which he will be deemed to have accepted such proposed assignment.

9.3	Such assignment may relate, at the Tenant’s choice, to all or part of the Premises.

9.4	In case of assignment made pursuant to this Article 9, the assignee shall assume all rights and obligations deriving from the Lease to the Tenant’s entire discharge.

Article 10

SUBLEASE

10.1	The Landlord hereby approves and consents to the sub-lease of the Premises to an entity forming part of the Cadbury Group (i.e. a legal entity that is controlled by the Tenant, that controls the Tenant or that is under the same common control with the Tenant).

10.2	The sub-lease of the Premises to a third party that does not form part of the Cadbury Group is subject to the approval of the Landlord, such approval not to be unreasonably withheld, conditioned or delayed. The Landlord is to respond within 20 calendar days following receipt of the terms and conditions of the sublease, failing which he shall be deemed to have accepted the sublease.

10.3	The Tenant is entitled to sub-lease all or parts of the Premises for a rent fixed as follows as per Clause 6.1: (i) above the actual rent level, or (ii) above the market rent level, or (iii) below the actual rent level, but not below the market rent level. The Tenant is entitled to retain 100% of any subleasing profits.

10.4	Such sublease may, at the Tenant’s choice, relate to all or part of the Premises.

Article 11

ENTRY IN THE LAND REGISTRY

11.1	The Landlord allows the Tenant, at its own discretion and expenses and at any time, to register with the Swiss land register (in French: “Registre foncier”) in accordance with Article 261b SCO, (i) the Lease for the initial duration of the Lease and for the duration of the two Renewals Periods thereof and (ii) any successive amendments to the Lease as set out under Clause 6.5.

11.2	The Landlord hereby authorizes and empowers the Tenant to take any necessary steps, to sign any form and to complete any formalities with the land register in order to record the Lease in the manner set out in Clause 11.1 thereof.

11.3	In case the Premises were to be sold, the Landlord undertakes to obtain from the acquirer the confirmation that the latter (i) will take over the Lease, (ii) will not terminate the Lease for any reason whatsoever and (iii) shall maintain the Lease on the same terms. Should the purchaser regardless thereof terminate the Lease, the Landlord agrees to fully compensate the Tenant for any damages he may suffer as a result thereof, including legal fees, higher rent and relocation costs.

Article 12

CONDITION PRECEDENT

This Agreement is subject to the condition precedent of obtaining binding construction authorizations and permits covering the construction of the Premises as per the specifications set out in the PDD. Should such authorizations or permits not be obtained, the Landlord or any entity forming part of the Nemaco Group shall not be entitled to any compensation or payment of damages it may have suffered in connection with this Agreement.

Article 13

MISCELLANEOUS

13.1	Amendments: This Agreement shall only be modified or amended by a document signed by all Parties, and any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

13.2	Notice: All notices and other communications to be given under or in connection with this Agreement shall be made in writing and shall be delivered by hand or by registered mail to the other Party, or any person duly authorized to represent it, to the following addresses:

If to the Landlord:

Nemaco Suisse SA

Chemin de Terre Bonne 1,

1262 Eysins

Switzerland

and

Nemaco Fléchères B.V., Amsterdam

Diepenbrockstraat 54

1077WB Amsterdam

Netherlands

If to the Tenant:

Cadbury Europe SA

Avenue des Uttins 3

1180 Rolle

Switzerland

or to any such other address as shall be communicated by any Party to the other Party in the form provided in this Article.

13.3	Current amendments to the structure of Nemaco Suisse SA: As set out in the application filed with the trade register on September 19, 2008, Nemaco Suisse SA warrants having taken all relevant measures in order to extend its corporate purpose to make it encompass the entering into of this Lease. Further, Nemaco Suisse SA applied for a change of its address. Upon receipt of the urgent excerpt as well as the definitive excerpt of the trade register, Nemaco Suisse SA undertakes to provide the Tenant with a copy of these two documents. Should the amendment of its corporate purpose be refused by the trade register, Nemaco Suisse SA undertakes to take all relevant measures to have its extended purpose, acceptable to Cadbury, registered with the trade register at the latest 30 calendar days as of the date of signature of this present Lease. In view of the change of address of Nemaco Suisse SA, this Agreement refers to new address as filed by Nemaco Suisse SA. In this respect, Nemaco Suisse SA warrants that at the time of signature of this Lease, its new address will have been registered to the “Journal” of the trade register.

13.4	No covenants, restrictions, security interests, easements of the Premises: The Landlord warrants that the Premises are not encumbered by any covenants, restrictions, security interests, easements (in French: “servitudes”) that would have a negative impact on the Tenant’s intended use of the Premises. Further, the Landlord warrants that the Tenant does not need any easement on adjacent properties in order to fully use the Premises in accordance with the intended use (except as regards the mutual traffic areas of the business park in which the Premises are located). In addition, the Landlord undertakes not to enter into any future covenants, restrictions, security interests, easements whatsoever, expect for the legal mandatory restrictions to the title.

13.5	No other Agreements: Each of Nemaco Fléchères and Nemaco Suisse SA hereby undertakes not to negotiate, enter into or conduct with any third party any lease, sale or other disposal of the Premises which would, if effected, replace or interfere with or prevent the good execution of the Lease.

13.6	Stamp duty: The Landlord shall be responsible for any stamp duty, if any, arising in connection with the Lease and any other public contribution related to the Lease or the Premises.

13.7	VAT: All amounts stated in the Lease are exclusive of VAT.

13.8	Legal costs: The Tenant and the Landlord shall each bear 50% of the legal costs related to the preparation of the Heads of Terms and the Lease, up to a maximum amount of CHF 25,000.— (exclusive of costs and VAT, if applicable) (i.e. each Party is to pay up to CHF 12,500.—, exclusive of costs and VAT, if applicable). Any fees exceeding this amount will be borne solely by the Tenant. Each Party shall bear their own internal legal costs incurred in connection with the negotiation and the execution of the Lease.

13.9	Confidentiality: The Parties, along with MM. Ernst Berg and Rembert Berg hereby undertake to keep the terms of this Agreement strictly confidential, subject only to (A) any disclosure obligation imposed as a matter of law or regulation as applicable to either of the Parties or to MM. Ernst Berg and Rembert Berg, (B) any disclosure required to enforce the Parties’ rights arising under this Agreement, in particular the assignment of the Lease and the registration of the Lease with the trade register.

13.10	Calendar days: “calendar days” refer to any day of the year, including public holidays, Saturdays and Sundays.

13.11	Execution in Counterparts: The Parties, MM. Ernst Berg and Rembert Berg agree that this Agreement may be executed in multiple counterparts, with the counterparts being exchanged among the Parties, MM. Ernst Berg and Rembert Berg, and with each counterpart having the same force and effect as a single document containing the signatures of all Parties and of MM. Ernst Berg and Rembert Berg.

13.12	Entire Agreement: This agreement supersedes entirely all other agreements between the Parties in connection with construction, fit out and leasing of the Premises (including but not limited to the Lease Agreement dated September 23rd, 2008), with the exception of the Development Agreement.

Article 14

GOVERNING LAW AND JURISDICTION

14.1	Governing law: This Agreement shall be governed and construed in accordance with Swiss law.

14.2	Jurisdiction: Any dispute in connection to the present agreement shall be submitted to the jurisdiction of the Courts of Lausanne, the competence of the conciliation authority and the right of appeal to the Swiss Federal Court being reserved. However, the Parties may by mutual agreement decide to submit their dispute to an arbitral tribunal of their choice.

(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement in five (5) original copies.

Signed by for and on behalf of CADBURY EUROPE SA

Place: Rolle
Date: 10/3/2010

Place: Rolle
Date 10/3/10

Signed by Ernst Berg for and on behalf of NEMACO SUISSE SA	/s/ Ernst J.H. Berg
Ernst J.H. Berg
Place: Eysins
Date: 12/22/09

Signed by Ernst Berg for and on behalf of NEMACO FLECHERES B.V.	/s/ Ernst J.H. Berg
Ernst J.H. Berg
Place: Eysins
Date: 12/22/09

Signed by ERNST BERG acting individually for the purpose of Clauses 13.9 and 13.11	/s/ Ernst J.H. Berg
Ernst J.H. Berg
Place: Eysins
Date: 12/22/09

Signed by REMBERT BERG acting individually for the purpose of Clauses 13.9 and 13.11	/s/ Rembert G.A. Berg
Rembert G.A. Berg
Place: Eysins
Date: 12/22/09

Annex 1

Excerpt of the Land Register regarding the Property

Annex 1

Office du registre foncier Nyon Extrait du registre foncier Bien-fonds Eysins / 179 Tenue du registre foncier: fédéral

Etat descriptif de I’immeuble:

Attention: les Indications marquées d’un ‘*’ ne jouissent pas de la fol publique.

Commune:	237 Eysins

No immeuble:	179

Parcelle de dépendance: Adresse*:	Terre Bonne

No plan(s) suivant(s)*:	6

No plan*:	7

Surface*:	48179 m2, numérique

Mutation*:	14.05.2002 2002/1970/0 Division de bien-fonds (à P. 402), 25.06.2002 2002/2727/0 Division de bien-fonds (à P. 418), 12.12.2003 2003/5872/0 Division de bien-fonds (à P. 418), 27.01.2004 2004/262/0 Cadastration, 30.03.2007 2007/1390/0 Cadastration

Genre de culture*:	Place-jardin, 38885 m2

Bâtiments*:

Bâtiment industriel (usine et bureau), No. ass. 268 A, 8427 m2

Bâtiment industriel (atelier), No. ass. 268 B, 204 m2

Bâtiment (silo), No. ass. 268 C, 7 m2

Bâtiment (silo), No. ass. 268 D, 7 m2

Bâtiment (silo), No. ass. 268 E, 7 m2

Bâtiment (silo), No. ass. 268 F, 7 m2

Bâtiment (silo), No. ass. 268 G, 7 m2

Bâtiment (silo), No. ass. 268 H, 7 m2

Bâtiment (silo), No. ass. 268 I, 7 m2

Bâtiment (silo), No. ass. 268 J, 7 m2

Bâtiment industriel (halle de stockage), No. ass. 333, 607 m2

Mentions de la mens, officielle*: Estimation fiscale*: Observations*:	Fr. 15’155’000.–, 2006

Propriété: Propriété individuelle Nemaco Fléchères B.V., Amsterdam	07.11.2006 2006/5572/0 Achat

Mentions: 31.01.1974 144538 18.08.1978 163661		# Précarité de construction, ID.2001/000387 Accessoires, Fr. 2’823’516.–, ID.2001/000388

Servitudes:

26.11.1963 145027	(C)	Passage et utilisation de voie ferrée, ID.2004/002681 en faveur de Eysins/177

26.11.1963 145027	(D)	Passage et utilisation de voie ferrée, ID.2004/002681 à la charge de Eysins/177

26.11.1963 145028	(D)	Usage: Utilisation embranchement ferroviaire, ID.2004/002682 à la charge de Eysins/177

03.04.1981 178217	(C)	Canalisation(s) d’égouts, ID.2003/000306 en faveur de Association Intercommunale d’Epuration des Eaux Usées du Boiron, Eysins

03.04.1981 178219	(C)	Canalisation(s) d’égouts, ID.2004/002741 en faveur de Eysins la Commune, Eysins

Office du registre foncier Nyon Extrait du registre foncier Bien-fonds Eysins / 179 Tenue du registre foncier: fédéral	Page 2 de 2
Servitudes: 26.09.1990 244834	(C) Canalisation(s): Câbles électriques, ID.2004/002889 en faveur de Nyon la Commune, Nyon
25.06.2002 2002/2728/0	(C) Canalisation(s) quelconques, ID.2002/003841 en faveur de Eysins/418
25.06.2002 2002/2728/0	(D) Canalisation(s) quelconques, ID.2002/003841 à la charge de Eysins/418
Charges foncères:

12.12.1963 145029	(D) Zone/quartier: Obligation de créer et maintenir un rideau d’arbres, ID.2004/002683 à la charge de Eysins/177

Annotations: (Profitent des cases libres voir droits de gages immobillers)

Aucune

Exercice des droits: (Pour les droits dont I’exercice ne figure pas ci-dessous, voir le registre foncier)

Selon registre foncier

Droits de gages immobiliers:

Selon registre foncier

Affaires en suspens:

Affaires du journal jusqu’au 14 Juillet 2008:             aucune

1260 Nyon, le 16 juillet 2008 Le Conservateur du registre foncier	Emoluments:

Annex 2

Detailed Plans of the Premises

ANNEX 2

NEMACO Suisse S.A.
SOUS-SOL
BUSINESS PARK
EYSINS
A-B

NEMACO Suisse S.A.

BUSINESS PARK

EYSINS

01_100_002

REZ-DE-CHAUSSEE

A-B

L

Annex 4

List of “emergencies” defects

1.	Any defect that breaches the physical security of the facility to allow non-authorised personnel entry

2.	Any defect that breaches the hygiene or GMP integrity of the GMP areas

3.	Any defect that puts any personnel at risk of harm to themselves or others

4.	Any defect that prevents the operation of the pilot plant or associated areas

5.	Any defect that disrupts data or communications services to, from or within the facility

6.	Any defect that disrupts access to or from the facility.

Annex 5

Services & Service Charges (to be agreed)